EXHIBIT 16.1

June 28, 2007

Securities and Exchange Commission

Attention:  Statutory Filings

100 F Street, N.E.

Washington, D.C. 20549-7651

Dear Sirs/Madams:

We were the independent registered public accounting firm for VuBotics, Inc., and in that capacity, we reported on the financial statements of VuBotics, Inc. as of and for the fiscal year ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting at VuBotics, Inc. as of December 31, 2005, and the effectiveness of internal control over financial reporting at VuBotics, Inc. as of such date.  On February 15, 2007, we were notified that the Company had dismissed us as their independent registered public accounting firm.

We have reviewed VuBotics, Inc.’s statements included under Item 4.01(a) “Changes in Registrant’s Certifying Accountant” of its Form 8-K/A to be filed on June 29, 2007, and we agree with all such statements insofar as they relate to E. Phillip Bailey, CPA.

Regards,

/s/ E. PHILLIP BAILEY, CPA